EXHIBIT 10.46

STANDARD FORM

PURCHASE AND SALE AGREEMENT

1. PARTIES AND MAILING ADDRESSES (fill in)

This 21ST day of March, 2003 Evets, LLC, a Delaware limited liability company (“Evets”); Leumas, LLC, a Delaware limited liability company (“Leumas”) and Benthos, Inc., a Massachusetts corporation (“Benthos”), EVETS, Leumas and Benthos are sometimes collectively hereinafter called the SELLER, having a mailing address of 49 Edgerton Drive, North Falmouth, MA 02556, agrees to SELL and

Falmouth Economic Development & Industrial Corporation, a Massachusetts economic and development corporation, organized pursuant to c. 121C by vote at the Annual Town Meeting on April 7, 1981, having an address of: Falmouth Town Hall, 59 Town Hall Square, Falmouth, MA 02540, hereinafter called the BUYER or PURCHASER, agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2. DESCRIPTION (fill in and include title reference)

The land off North Falmouth Highway – Route 28A – Falmouth, Massachusetts, consisting of approximately 26.12 acres, more or less, as more fully described on Exhibit A hereto together with the building and improvements thereon including the building known and numbered as 37 Edgerton Drive (“TT Building”).

3. BUILDINGS, STRUCTURES, IMPROVEMENTS, FIXTURES (fill in or delete)

Included in the sale as a part of said premises are the buildings, structures, and improvements now thereon, and the fixtures belonging to the SELLER and used in connection therewith including, if any, all wall-to-wall carpeting, drapery rods, automatic garage door openers, venetian blinds, window shades, screens, screen doors, storm windows and awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, garbage disposers, electric and other lighting fixtures, mantels, outside television antennas, fences, gates, trees, shrubs, plants and, ONLY IF BUILT IN, air conditioning equipment, ventilators, dishwashers, washing machines and dryers; and dryers; and.

but excluding

4. TITLE DEED

(fill in)

* Include here by specific reference any restrictions, easements, rights and obligations in party walls not included in (b), leases, municipal and other liens, other encumbrances, and make provision to protect SELLER against BUYER’s breach of SELLER’s covenants in leases, where necessary.

Said premises are to be conveyed by a good and sufficient quitclaim deed running to the BUYER, or to the nominee designated by the BUYER by written notice to the SELLER at least seven days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except

(a)    Provisions of existing building and zoning laws;

(b)    Existing rights and obligations in party walls which are not the subject of written agreement;

(c)    Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

(d)    Any liens for municipal betterments assessed after the date of this agreement;

(e)    Easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with BUYER’s proposed use of said premises;

*(f)

5. PLANS	If said deed refers to plan necessary to be recorded therewith the SELLER shall deliver such plan with the deed in form adequate for recording or registration.

6. REGISTERED TITLE

In addition to the foregoing, if the title to said premises is registered, said deed shall be in form sufficient to entitle the BUYER to a Certificate of Title of said premises, and the SELLER shall deliver with said deed all instruments, if any, necessary to enable the BUYER to obtain such Certificate of Title.

7. PURCHASE PRICE (fill in) space is allowed to write out the amounts if desired

The agreed purchase price for said premises is Two Million Five Hundred Thousand and no/100 ($2,500,000) dollars, of which

$     90,000     have been paid as deposit this day and

$     10,000     have been previously paid

$2,400,000     are to be paid at the time of delivery of the deed in cash, or by certified, cashier’s treasurer’s or bank check(s).

$ 2,500,000     Total

8. TIME FOR PERFORMANCE; DELIVERY OF DEED (fill in)

Such deed is to be delivered at 10:00 o’clock A.M on the 1st day of

July 2003, at the Barnstable County Registry of Deeds, or at BUYER’s option, at the offices of BUYER’s lender’s attorney or BUYER’s attorney, unless otherwise agreed upon in writing. It is agreed that time is of the essence of this agreement.

9. POSSESSION and CONDITION of PREMISE (attach a list of exceptions, if any)

Full possession of said premises free of all tenants and occupants, except as herein provided, is to be delivered at the time of the delivery of the deed, said premises to be than (a) in the same condition as they now are, reasonable use and wear thereof excepted, and (b) not in violation of said building and zoning laws, and (c) in compliance with the provisions of any instrument referred to in clause 4 hereof and (d) with respect to the TT Building, in broom clean condition and free of all debris and personal property. The BUYER shall be entitled personally to enter said premises prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this clause.

10. EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM (Change period of time if desired).

If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the premises, all as herein stipulated, or if at the time of the delivery of the deed the premises do not conform with the provisions hereof, the SELLER shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the said premises conform to the provisions hereof, as the case may be, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of thirty days. The SELLER shall not be required to expend in excess of $10,000 in the exercise of such reasonable efforts hereunder, exclusive of monetary liens.

11. FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM, etc.

If at the expiration of any such extended time for the performance pursuant to Paragraph 10 above, SELLER shall have failed so to remove any defects in title, deliver possession, or make the premises conform, as the case may be, all as herein agreed, or if at any time during the period of this agreement or any extension thereof, the holder of a mortgage on said premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this agreement shall be void without recourse to the parties hereto.

12. BUYER’s ELECTION TO ACCEPT TITLE

The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the said premises in their then condition and to pay therefore the purchase price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if the said premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the premises to their former condition, either

(a)    pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or   recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or

(b)    if a holder of a mortgage on said premises shall not permit the insurance proceeds or a   part thereof to be used to restore the said premises to their former condition or to be so   paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the
  SELLER for any partial restoration.

13. ACCEPTANCE OF DEED

The acceptance of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

14. USE OF MONEY TO CLEAR TITLE

To enable the SELLER to make conveyance as herein provided, the SELLER may, at the time of delivery of deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed.

15. INSURANCE Insert amount (list additional types of insurance and amounts as agreed)	Until the delivery of the deed, the SELLER shall maintain insurance on said premises as follows: Type of Insurance Amount of Coverage (a) Fire and Extended Coverage *$ As presently insured. (b)

16. ADJUSTMENTS (list operating expenses, if any, or attach schedule)

Water charges, and taxes for the then current fiscal year, shall be apportioned and fuel value shall be adjusted, as of the day of performance of this agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the BUYER at the time of delivery of the deed. Uncollected rents for the current rental period shall be apportioned if and when collected by either party.

17. ADJUSTMENT OF UNASSESSED AND ABATED TAXES

If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

18. BROKER’s FEE (fill in fee with dollar amount or percentage; also name of Brokerage firm(s))

A Broker’s fee for professional services of Realty Executives in the amount of four (4%) percent of the purchase price is due from the SELLER to Realty Executives, but only, if, as and when the SELLER receives the full purchase price pursuant to this Agreement and the BUYER accepts and records the SELLER’s deed and not otherwise.

19. BROKER(S) WARRANTY (fill in name)	The Broker(s) named herein Realty Executives warrant(s) that the Broker is duly licensed as such by the Commonwealth of Massachusetts.

20. DEPOSIT (fill in name)

All deposits made hereunder shall be held in escrow by Realty Executives as escrow agent subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement. In the event of any disagreement between the parties, the escrow agent may retain all deposits made under this agreement pending instructions mutually given in writing by the SELLER and the BUYER. Such deposits shall be held in an F.D.I.C. insured interest bearing account and the interest shall be divided equally between SELLER and BUYER.

21. BUYER’s DEFAULT; DAMAGES

If the BUYER shall fail to fulfill the BUYER’s agreements herein, all deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages and this shall be the SELLER’s sole and exclusive remedy at law or in equity for any default by the BUYER under this Agreement.

23. BROKER AS PARTY

The Broker(s) named herein join(s) in this agreement and become(s) a party hereto, insofar as any provisions of this agreement expressly apply to the Broker(s), and to any amendments or modifications of such provisions to which the Broker(s) agree(s) in writing.

24. LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY, etc.

If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither the SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

25. WARRANTIES AND REPRESENTATIONS (fill in); if none, state “none”; if any listed, indicate by whom each warranty or representation was made

The BUYER acknowledges that the BUYER has not been influenced to enter into this transaction nor has he relied upon any warranties or representations not set forth or incorporated in this agreement or previously made in writing, except for the following additional warranties and representations, if any, made by either the SELLER or the Broker(s);

None.

27. CONSTRUCTION OF AGREEMENT

This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be cancelled, modified or amended only by a written instrument executed by both the SELLER and the BUYER. If two or more persons are named herein as BUYER their obligations hereunder shall be joint and several. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

28. LEAD PAINT LAW

The parties acknowledge that, under Massachusetts law, whenever a child or children under six years of age resides in any residential premises in which any paint, plaster or other accessible material contains dangerous levels of lead, the owner of said premises must remove or cover said paint, plaster or other material so as to make it inaccessible to children under six years of age.

29. SMOKE DETECTORS

The SELLER shall, at the time of the delivery of the deed, deliver a certificate from the fire department of the city or town in which said premises are located stating that said premises have been equipped with approved smoke detectors in conformity with applicable law.

30. ADDITIONAL PROVISIONS	The riders, if any, attached hereto, are incorporated herein by reference.
See attached Rider.

FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION

		By:	/s/ HARLYN O. HALVORSON
		BUYER	Harlyn O. Halvorson, Chairman

FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION		FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION

By:	/s/ GLENN P. KELLY	By:	/s/ RICHARD H. CAMPBELL
BUYER	Glenn P. Kelly	BUYER	Richard H. Campbell

FOR RESIDENTIAL PROPERTY CONSTRUCTED PRIOR TO 1978, BUYER MUST ALSO HAVE SIGNED

LEAD PAINT “PROPERTY TRANSFER NOTIFICATION CERTIFICATION”

NOTICE: This a legal document that creates binding obligations. If not understood, consult an attorney.

BENTHOS, INC.		FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION

By:	/s/ RONALD L. MARSIGLIO	By:	/s/ MARY PAT FLYNN
SELLER	Ronald L. Marsiglio, President	BUYER	Mary Pat Flynn

Taxpayer ID/Social Security No. LEUMAS, LLC		Taxpayer ID/Social Security No. EVETS, LLC

By:	/s/ RONALD L. MARSIGLIO	By:	/s/ RONALD L. MARSIGLIO
SELLER	Ronald L. Marsiglio, Manager	SELLER	Ronald L. Marsiglio, Manager

Taxpayer ID/Social Security No.		Taxpayer ID/Social Security No.

REALTY EXECUTIVES

By:	/s/ JOHN HARDING
John Harding BROKER(S)

RIDER

TO THAT CERTAIN PURCHASE AND SALE AGREEMENT,

DATED MARCH 21, 2003,

BETWEEN BENTHOS, INC., AS SELLER, AND THE FALMOUTH ECONOMIC

DEVELOPMENT & INDUSTRIAL CORPORATION, AS BUYER

1. Access. From and after the date of this Agreement, the Buyer and the Buyer’s representatives shall have the right to enter upon the Premises at reasonable times and upon reasonable prior notice to the Seller for the purpose of conducting building and land surveys, inspections, soil tests, environmental tests and such other examinations and investigations as the Buyer may desire. The Buyer shall repair any and all damage caused by such entry and restore the Premises, and shall indemnify and save the Seller harmless from and against any loss, cost, damage and liability resulting from or arising out of such entry or activity (but not from any loss, cost, damage, liability or consequences which may arise solely from the test or examination results). In the exercise of the Buyer’s rights pursuant to this Paragraph, Buyer shall not interfere with the conduct of any business or activity being conducted on the Premises. All such activities authorized hereunder shall be at the sole and exclusive risk and cost of Buyer. Notwithstanding anything to the contrary herein, the Buyer’s indemnification obligations under this Section 1 shall survive the delivery of the deed or the termination of this Agreement by either party prior to the Closing.

2. Due Diligence Review Period. The Buyer shall have from the date hereof until 5:00 pm on May 15, 2003 (the “Due Diligence Review Period”) to evaluate the Premises, applicable laws and regulations, and any other matter deemed appropriate by the Buyer in order to satisfy itself, in its sole discretion, as to the suitability of the Premises for its purposes, including, without limitation, satisfactory arrangements with Amerigas. The Buyer shall advise the Seller as soon as possible if the Buyer makes the determination that the Premises are unsuitable even if the Due Diligence Review Period has not expired. If for any reason the Buyer is not satisfied, in Buyer’s sole and absolute discretion, the Buyer may terminate this Agreement by written notice to the Seller if received by the Seller by 5:00 p.m. on May 15, 2003 in which event all deposits hereunder shall be promptly returned to Buyer and this Agreement shall be null and void without further recourse of the parties, except the Buyer’s obligation to indemnify the Seller as provided in Section 1 above. The Buyer’s failure to give timely written notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement for due diligence matters.

3. Structural Engineering Inspection. The Buyer shall have a period commencing on the date hereof and ending on May 1, 2003, to have the condition of the Premises inspected, including, without limitation, for structural defects including without limitation, the roof, heating, ventilating and air-conditioning systems, water system, and engineering integrity of any improvement on the Premises. If for any reason the Buyer is not satisfied with the results of said inspection, in Buyer’s sole and absolute discretion, the Buyer may terminate this Agreement by written notice to the Seller received by the Seller by 5:00 p.m. on May 15, 2003, in which event all deposits hereunder shall be promptly returned to Buyer and this Agreement shall be null and void without further recourse of the parties except the Buyer’s obligation to indemnify the Seller as provided in Section 1 above. Buyer’s failure to give timely notice of termination as aforesaid shall be conclusively deemed to constitute Buyer’s waiver of the right to terminate this Agreement pursuant to this Section 3.

4. Environmental Inspection. Within three days of the date hereof, the Seller will provide to the Buyer, the Seller’s copy of any current environmental reports related to the Premises. The Buyer shall have a period commencing on the date hereof and ending at 5:00 pm on May 1, 2003 to have the Premises inspected for compliance with environmental laws. If for any reason the Buyer is not satisfied with such environmental inspection, in the Buyer’s sole and absolute discretion, the Buyer may terminate this Agreement by written notice to the Seller received by the Seller by 5:00 p.m. on May 15, 2003, in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties except the Buyer’s obligation to indemnify the Seller as provided in Section 1 above. The Buyer’s failure to give timely notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement for environmental matters except with respect to environmental matters or conditions arising after the date of the inspection.

5. Title V Septic. The building on the Premises is serviced by an on-site subsurface sewage system which is regulated by Title V of the Massachusetts State Environmental Code (“Title V”). The Seller shall cause, at the Seller’s expense, to have the septic system inspected by a person authorized to make such inspections. On or before 5:00 pm March 31, 2003, Seller must deliver to the Buyer a certification from such test that confirms that the sewage system is in compliance with Title V. If the System does not pass inspection, the Seller and the Buyer will attempt to negotiate a solution prior to April 5, 2003. If the Buyer and Seller are unable to reach agreement within such time period, then the Buyer shall have the right, at the Buyer’s election, to cancel and terminate this Agreement, provided that the Buyer gives unconditional and unambiguous written notice of the Buyer’s election to terminate this Agreement under the provisions of this Section 5 to the Seller not later than 5:00 pm on April 16, 2003 in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties. The Buyer’s failure to give timely notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement pursuant to this Section 5.

6. Financing Contingency. Buyer’s obligations hereunder are contingent upon the Buyer obtaining satisfactory financing for this transaction on or before May 15, 2003. The Buyer shall pursue such financing in good faith and with due diligence under the circumstances. If the Buyer, have used such due diligence fails to obtain a firm commitment for such loan by 5:00 pm May 15, 2003, the Buyer may terminate this Agreement by written notice to the Seller received by the Seller by 5:00 p.m. on May 15, 2003, in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties. The Buyer’s failure to give timely notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement for failure to obtain financing pursuant to this Section 6.

7. Title. Upon execution of this Agreement, the Buyer shall promptly obtain a current title examination of the Premises (the “Title Report”). The Buyer shall have until May 15, 2003 to disapprove matters disclosed by the Title Report which do not conform to the provisons of Section 4 of the standard form portion of this Agreement, including matters which the Buyer determines in its discretion will adversely and materially affect the Buyer’s intended use of the Premises (“Title Matters”), and to give written notice to the Seller of any such disapproved Title Matters. Within three (3) business days of the Seller’s receipt of the Buyer’s disapproved Title Matters, if any, as provided above, the Seller shall notify the Buyer in writing whether or not each such title matter shall be cured or satisfied on or before the closing date, it being expressly understood and acknowledged that the Seller is obligated to use reasonable efforts to do so in accordance with the provisions of Section 10 of the standard form portion of this Agreement. In the event the Buyer shall fail to provide its written notice of Title Matters prior to the expiration of the Due Diligence Review Period, the Buyer shall be deemed to have accepted all title matters disclosed as of the date of this Agreement. Any title matters accepted by the Buyer or deemed accepted by the Buyer under this Section shall constitute exceptions under Section 4 of the standard form portion of this Agreement.

8. Road and Lot Subdivision Plans. On or about February 11, 2003, the Seller filed with the Town of Falmouth Planning Board a certain definitive subdivision plan showing a subdivision road named Edgerton Drive (the “Road Subdivision Plan”). The Buyer’s performance hereunder is contingent upon approval of the Road Subdivision Plan by the Planning Board. If the Planning Board approval requires material changes to the Road Subdivision Plan from the one submitted February 11, 2003 and/or covenants and conditions not customary and usual for the construction of subdivision roads, the Buyer shall have fourteen (14) days from receipt of a copy of the final Road Subdivision Plan and any covenants and/or conditions imposed by the Planning Board in connection therewith (the “Road Subdivision Plan Review Period”) to review and approve any such material changes. If the Buyer is not satisfied with such material changes, in Buyer’s sole and absolute discretion, and does not approve the Road Subdivision Plan as approved, the Seller and the Buyer will attempt to negotiate a solution prior to the expiration of the Road Subdivision Plan Review Period. If the Buyer and the Seller are unable to reach agreement within such time period, then the Buyer shall have the right, at the Buyer’s election, to cancel and terminate this Agreement, provided that the Buyer gives unambiguous written notice of the Buyer’s election to terminate this Agreement not later than 5:00 pm on the day of the expiration of the Road Subdivision Plan Review Period, in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties. The Buyer shall be solely responsible for all costs and expenses of any construction required under the approved definitive Subdivision Plan and the Buyer shall post a performance bond, cash bond or other form of security (except a covenant securing construction as provided under the Subdivision Control Law unless conveyance of the Premises as contemplated by this Agreement is not prohibited by the covenant) as may be required by the Planning Board. The Buyer shall complete such construction within one (1) year from the date of final approval of the Road Subdivision Plan by the Planning Board or otherwise as required by the Planning Board. If Buyer fails to complete such construction within such one year period, or other period set forth by the Planning Board, then Seller may complete said construction and Buyer will indemnify and hold the Seller harmless with respect to the costs related thereto. The obligation of the Buyer to perform the construction as aforesaid shall survive the delivery of the deed.

The Seller will file with the Planning Board for approval a lot configuration plan in the form attached hereto as Exhibit B, dated March 5, 2003 (the “Lot Plan”). The Buyer’s performance hereunder is contingent upon approval of the Lot Plan by the Planning Board. If the Planning Board approval requires any changes to the Lot Plan from Exhibit B (except any relating to Edgerton Drive which have already been approved by the Buyer pursuant to the foregoing paragraph of this Section 8, the Buyer shall have fourteen (14) days from receipt or a copy of the final Lot Plan (the “Lot Plan Review Period”) to review and approve any such changes. If the Buyer is not satisfied, in the Buyer’s sole and absolute discretion, and does not approve the Lot Plan as approved, the Seller and the Buyer will attempt to negotiate a solution prior to the expiration of the Lot Plan Review Period. If the Buyer and Seller are unable to reach agreement within such time period, then the Buyer shall have the right, at the Buyer’s election, to cancel and terminate this Agreement, provided that the Buyer gives unambiguous written notice of the Buyer’s election to terminate this Agreement not later than 5:00 pm on the day of the expiration of the Lot Plan Review Period, in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties except the Buyer’s obligation to indemnify the Seller as provided in Section 1 above.

9. Edgerton Drive. The Buyer may, at Buyer’s option, undertake, at Buyer’s sole cost and expense, to have Edgerton Drive approved as a public way. Until the approval of Edgerton Drive as a public way, or in the event Edgerton Drive is never approved as a public way by the Town of Falmouth, the maintenance cost, including the cost of snow removal, associated with Edgerton Drive shall be borne by all of the lots (now existing or hereafter created) within the Premises, together with Seller’s Retained Lot on a pro rata basis. Each lot’s pro rata share shall be expressed as a ratio the numerator of which will be 1 and the denominator of which will be the total number of lots comprising the Premises. Such arrangement for the sharing of maintenance costs shall be memorialized in a written agreement to be executed at closing and will be recorded. The provisions of this Section 8 will survive the delivery of the deed.

10. Profit Sharing. In the event the Seller sells all or part of the Premises in the 5-year period following the closing of this transaction to The Health Care and Retirement Group, Inc., or a person or entity party affiliated with said corporation or with Robert E. Tuffy, then the Seller and the Buyer will share equally in any net profit realized by the Buyer in such subsequent sale. At the Closing the Seller and the Buyer will execute an agreement that will be in recordable form which will memorialize this profit sharing arrangement. The provisons of this Section 9 will survive the delivery of the deed.

11. Broker Representation. The Seller and the Buyer warrant and represent to each other that they have dealt with no person who would be entitled to a commission, finders fee or the like regarding the sale of the Premises to the buyer, other than the broker named herein, and each party shall indemnify and hold the other party harmless from any claim, loss, cost and expense (including attorneys’ fees and expenses) resulting from this representation and warranty being untrue. The provisions of this Section 10 will survive the delivery of the deed.

12. Notices. All notices which may or are required to be given by either party to the other shall be in writing and delivered by hand, by facsimile with a confirmation copy mailed by regular mail, by recognized overnight courier service such as Federal Express, or mailed postage prepaid by Untied States certified mail, return receipt requested, addressed to the parties at their respective addresses as follows:

If to the Seller:

Ronald L. Marsiglio, President

Benthos, Inc.

49 Edgerton Drive

North Falmouth, MA 02556

Facsimile Number: 508-563-6444

With a copy to:

John T. Lynch, Esq.

Davis, Malm & D’Agostine, P.C.

One Boston Place

Boston, Massachusetts 02108

Facsimile Number: 617-305-3120

If to the Buyer:

Falmouth Economic Development & Industrial Corporation

Falmouth Town Hall

59 Town Hall Square

Falmouth, Massachusetts 02540

Facsimile Number: 508-540-5441

With a copy to:

Patrick M. Butler, Esq.

P. O. Box 1630

Route 132

1513 Iyannough Road

Hyannis, Massachusetts 02601

Facsimile Number: 508-771-8079

or at such other address as either party by written notice to the other may from time to time designate. Notices will be effective upon such personal delivery, of if fax, upon the date faxed with confirmation copy sent by regular mail, or if overnight delivery, the date following the day that the notice was sent, or if mailed, upon the date shown on the return receipt, or on the date delivery is first attempted if delivery is refused.

13. Warranties and Representations. The Buyer hereby acknowledges that the Buyer has been given adequate opportunity to fully inspect and evaluate the Premises and has not been influenced to enter into this transaction nor has it relied upon any warranties or representations made by Seller or the broker named herein not set forth or incorporated into this Agreement.

14. Title Standards. Any matter which is the subject of a Title Standard or Practice Standard of the Massachusetts Conveyancers Association at the time of the delivery of the deed shall be governed by said Title Standard or Practice Standard to the extent applicable.

15. Public Announcement. The Seller may make whatever public announcement of this Agreement it deems necessary to comply with federal securities laws. The Buyer will make no public announcement of this Agreement without the advance written consent of the Seller; it being expressly understood and agreed that this shall not include Buyer’s communications with public agencies and statements made at public hearings.

16. Warranties and Representations. The Buyer acknowledges that it has not been influenced to enter into this transaction nor has it relied upon any warranties or representations not set forth or incorporated in this Agreement or previously made in writing. The Seller represents and warrants to the best of Seller’s knowledge, information and belief, to the Buyer as follows:

(a)	The Seller is presently in possession of the Premises, as owner, and there are no contractual obligations which would in any manner prevent the Seller from freely selling the Premises and otherwise complying with the terms of this Agreement, and there are no leases affecting the Premises.

(b)	There is no litigation pending for which the Seller has been served, or to the best of the Seller’s knowledge, threatened, against the Seller or any basis therefore that arises out of the ownership of the Premises or that might detrimentally affect the development of the Premises or the value of the Premises or adversely affect the ability of the Seller to perform its obligations under this Agreement.

(c)	There are no material agreements or understandings, written or oral, with any governmental officials or agencies, adversely affecting the Premises or the potential development of the Premises which have not been heretofore disclosed to the Buyer in writing.

(d)	The Seller has not received any notice that the Premises are in violation of any Federal, State or local environmental, sanitary, health or safety statute, ordinance, code, by-law or regulation and that Seller has no actual knowledge of any such violations.

Each and every warranty and representation made by the Seller in this Section shall (a) have been true and correct when made, and (b) be true and correct as of the day of closing, otherwise the Buyer may, at the Buyer’s option, cancel this Agreement, in which event all deposits made hereunder shall be forthwith refunded to the Buyer and thereupon this Agreement shall be void and without further recourse to the parties hereto, except any and all claims for damages or other rights or remedies the Buyer may have against the Seller arising out of or alleged to have arisen out of such breach of warranty or misrepresentation shall survive such cancellation and except the Buyer’s obligation to indemnify the Seller as provided in Section 1 above. Each and every warranty and representation made by the Seller herein shall survive the delivery of the deed hereunder.

17. Seller’s Delivery  At or prior to the closing, the Seller shall deliver to the Buyer the following in form and substance reasonably satisfactory to the Buyer, Buyer’s lender and Buyer’s title insurance company:

(a)	duly executed deed contemplated by Section 4, together with a Certificate of Legal Existence of Seller from the Massachusetts Secretary of State, a Corporate Excise Tax Lien Waiver from the Massachusetts Department of Revenue (or, in the alternative, a statement in the deed that the conveyance is not all or substantially all of the Seller’s assets), and a Clerk’s Certificate of Vote and Incumbency;

(b)	duly executed parties-in-possession and mechanic’s liens title insurance affidavit and indemnity related thereto in the form requested by the Buyer’s title insurance company;

(c)	duly executed non-foreign certification in the form prescribed by IRC Section 1445 and the Treasury Regulations adopted thereunder; and

(d)	such other documents, certificates or affidavits as are reasonably and customarily required by the Buyer’s attorney, lender or title insurance company.

BENTHOS, INC.

By:	/s/ RONALD L. MARSIGLIO	By:	/s/ HARLYN O. HALVORSON
Ronald L. Marsiglio, Pres.
		By:	/s/ RICHARD H. CAMPBELL

LEUMAS, LLC

By:	/s/ RONALD L. MARSIGLIO	By:	/s/ GLENN P. KELLY
Ronald L. Marsiglio, Manager
		By:	/s/ MARY PAT FLYNN

EVETS, LLC

By:	/s/ RONALD L. MARSIGLIO
	Ronald L. Marsiglio, Manager		(Harlyn O. Halvorson, Chairman Richard H. Campbell Glenn P. Kelly Mary Pat Flynn)